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                                                                EXHIBIT 11


BANC ONE CORPORATION and Subsidaries
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000's, except per share amounts)


                                                                       For the year ended December 31,
                                                                  ------------------------------------------
                                                                      1995           1994           1993
                                                                  ------------   ------------   ------------
PRIMARY:
  Earnings:
    Net income                                                  $   1,277,863  $   1,005,109  $   1,191,494
    Deduct: Dividends on preferred shares                              17,487         17,492         17,714
                                                                  ------------   ------------   ------------
Net income available to common shareholders                     $   1,260,376  $     987,617  $   1,173,780
                                                                 ============   ============   ============

  Shares:
    Weighted average common shares outstanding                  $     432,093  $     446,645  $     439,356
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                             1,230          1,473          1,995
                                                                  ------------   ------------   ------------
  Weighted average common shares outstanding,
    as adjusted                                                 $     433,323  $     448,118  $     441,351
                                                                 ============   ============   ============
PRIMARY EARNINGS PER COMMON SHARE                               $        2.91  $        2.20  $        2.66
                                                                 ============   ============   ============
FULLY DILUTED:
  Earnings:
    Net income                                                  $   1,277,863  $   1,005,109  $   1,191,494
                                                                 ============   ============   ============
  Shares:
    Weighted average common shares outstanding                  $     432,093  $     446,645  $     439,356
    Add:  Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                             1,945          1,473          2,062
    Add:  Conversion of preferred stock                                 9,639          9,642         10,021
                                                                  ------------   ------------   ------------
  Weighted average common shares outstanding,
    as adjusted                                                 $     443,677  $     457,760  $     451,439
                                                                 ============   ============   ============
FULLY DILUTED EARNINGS PER COMMON SHARE                         $        2.88  $        2.20  $        2.64
                                                                 ============   ============   ============

Share information restated to reflect the 10% common stock dividend effective February 21, 1996.